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                                                         Exhibit 3.2(c)



                              AMENDMENT TO THE BYLAWS

                                         OF

                                INFORMIX CORPORATION

                               a Delaware corporation

     I, Gary Lloyd, as Secretary of INFORMIX CORPORATION, certify that:

     1. I am the Secretary of INFORMIX CORPORATION, a Delaware corporation (the "Corporation").

     2. On July 15, 1998, the Board of Directors of INFORMIX CORPORATION approved the following amendment to Article III, Section 7 of the Bylaws of INFORMIX CORPORATION:


          SECTION 7. Annual Meeting. Immediately before or after each annual meeting of the stockholders, the board of directors shall hold a regular meeting for the purpose of organization, the election of officers and the transaction of other business. No notice of such meeting need be given.


Effective July 15, 1998                 INFORMIX CORPORATION

                                        /s/ Gary Lloyd
                                        -----------------------------------
                                        Gary Lloyd, Secretary